UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d)  OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number  1-11855
                                                                   -------


                             Hambrecht & Quist Group
                       ----------------------------------
            (Exact name of registrant as specified in its charter)

                                One Bush Street
                        San Francisco, California 94104
                                (415) 439-3000
                       ----------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       Common Stock ($0.01 par value)
                      ----------------------------------
           (Title of each class of securities covered by this Form)

                                    None
                       ----------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]       Rule 12h-3(b)(1)(i) [X]
          Rule 12g-4(a)(1)(ii) [ ]       Rule 12h-3(b)(1)(ii)[ ]
          Rule 12g-4(a)(2)(i)  [ ]       Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(ii) [ ]       Rule 12h-3(b)(2)(ii)[ ]
          Rule 15d-6           [ ]
     Approximate number of holders of record as of the certification or notice date: 1

     Bridge Acquisition Holdings, Inc. ("Holdings"), a wholly-owned subsidiary of The Chase Manhattan Corporation, is the sole holder of record of the securities listed above as of the date hereof pursuant

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     to the merger of Bridge Acquisition Corporation, a wholly-owned subsidiary of Holdings, with and into Hambrecht & Quist Group, which was consummated on December 10, 1999.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Hambrecht & Quist Group has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 10, 1999                By: /s/ Dina Dublon
                                           ---------------------------
                                           Name:  Dina Dublon
                                           Title: Vice President and Treasurer